Exhibit 5.1

DENNIS BROVARONE
ATTORNEY AND COUNSELOR AT LAW
18 Mountain Laurel Drive
Littleton, Colorado 80127
phone: 303 466 4092 / fax: 303 466 4826

December 28, 2007

Board of Directors / Beleza Luxury Goods Inc.

     Re:  Registration Statement on Form SB-2

Gentlemen:

     You have requested my opinion as to the legality of the issuance of common stock by Beleza Luxury Goods, Inc., (the "Corporation") of the 799,000 shares of Common Stock being offered by the named selling securities holders (the "Shares") pursuant to a Registration Statement on Form SB-2 (the "Registration Statement").

          Pursuant to your request I have reviewed and examined:

            (1) The Articles of Incorporation of the Corporation, (the "Articles");
            (2) The Bylaws of the Corporation;
            (3) Certain resolutions of the Director of the Corporation;
            (4) The Registration Statement; and
            (5) Such other matters as I have deemed relevant to my opinion.

     Based upon the foregoing, and subject to the qualifications set forth below, I am of the opinion that the 799,000 shares offered by the selling securities holders have been legally issued and are fully paid and non-assessable pursuant to the General Corporation Law of Nevada.

     My opinion is subject to the qualification that no opinion is expressed herein as to the application of state securities or Blue Sky laws.

     Not withstanding the above, I consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to me in the Legal Matters section of the Prospectus contained in the Registration Statement.

Very truly yours,

/s/ DENNIS BROVARONE
Dennis Brovarone